Exhibit 99.1

Contact:	Joseph S. Podolski
Chief Executive Officer
(281) 719-3447

Repros Therapeutics Inc.® Reports Third Quarter 2010 Financial Results
and Provides Corporate Update

THE WOODLANDS, Texas -- November 10, 2010 -- Repros Therapeutics Inc.® (NasdaqCM: RPRXD) today announced financial results for the third quarter ended September 30, 2010 and provided an update on corporate actions.

Corporate Update

On October 14, 2010, the Company effected a one-for-four reverse stock split of its common stock.  The split-adjusted shares of the Company’s common stock began trading on the Nasdaq Capital Market on October 15, 2010.  The one-for-four reverse stock split converted all shares of the Company’s common stock issued and outstanding, plus all outstanding stock options and the number of shares of common stock available for issuance under the Company’s approved stock plans.  The number of authorized shares of common stock was not affected by the reverse split.  The reverse split enabled the Company to meet the continued listing rules of the Nasdaq Capital Market.   All share and per share amounts have been retroactively adjusted to reflect the reverse stock split for all periods presented.

Financial Results

Net loss for the three month period ended September 30, 2010, was ($1.2) million or ($0.13) per share as compared to a net loss of ($10.2) million or ($2.64) per share for the same period in 2009.  The net loss for the nine month period ended September 30, 2010, was ($3.6) million or ($0.46) per share as compared to a net loss of ($25.9) million or ($6.77) per share for the same period in 2009.  As stated above, all share and per share amounts have been retroactively adjusted to reflect the reverse stock split for all periods presented.  The decrease in loss for both the three and nine month periods ended September 30, 2010 as compared to the same period in 2009 was primarily due to decreased expenses in clinical development for Proellex® and Androxal®.   In September 2010, the FDA notified us that the full clinical hold on Proellex had been revised to a partial clinical hold to allow us to run a single study to explore both safety and signals of efficacy in an escalating dose fashion.  We began dosing in the third quarter.  We are also currently conducting a Phase 2 trial for Androxal in the treatment of Type 2 diabetes in hypogonadal men.

Research and development expenses, or R&D, decreased 91% or approximately $7.5 million to $736,000 for the three month period ended September 30, 2010 as compared to $8.3 million for the same period in the prior year.  Our primary R&D expenses for the three month periods ended September 30, 2010 and 2009 are shown in the following table (in thousands):

Research and Development	Three-months ended September 30, 2010	Three-months ended September 30, 2009	Variance	Change (%)
Operating and occupancy	$152	$1,551	($1,399)	(90)%
Payroll and benefits	159	344	(185)	(54)%
Androxal clinical development	163	64	99	153%
Proellex clinical development	262	6,323	(6,061)	(99)%
Total	$736	$8,282	($7,546)	(91)%

R&D expenses decreased 91% or approximately $19.8 million to $1.9 million for the nine month period ended September 30, 2010 as compared to $21.8 million for the same period in the prior year.  Our primary R&D expenses for the nine month periods ended September 30, 2010 and 2009 are shown in the following table (in thousands):

Research and Development	Nine-months ended September 30, 2010	Nine-months ended September 30, 2009	Variance	Change (%)
Operating and occupancy	$508	$2,026	($1,518)	(75)%
Payroll and benefits	421	1,170	(749)	(64)%
Androxal clinical development	177	775	(598)	(77)%
Proellex clinical development	844	17,794	(16,950)	(95)%
Total	$1,950	$21,765	($19,815)	(91)%

The decrease in R&D expenses is primarily due to the decreased clinical development expenses related to Proellex as a result of the discontinuation of all clinical trials in August 2009 due to the FDA’s clinical hold on Proellex.  R&D expenses were further decreased by the decreased clinical development expenses related to Androxal due to the completion of a Phase 2b proof-of-concept clinical trial in 2009.   Additionally, payroll and benefits expenses decreased due to reduced headcount and the salary reduction program put in place in August 2009 and revised in May 2010.

General and administrative expenses, or G&A, decreased 73% to approximately $533,000 for the three month period ended September 30, 2010 as compared to $2.0 million for the same period in the prior year.  Our primary G&A expenses for the three month period ended September 30, 2010 and 2009 are shown in the following table (in thousands):

General and Administrative	Three-months ended September 30, 2010	Three-months ended September 30, 2009	Variance	Change (%)
Payroll and benefits	$155	$767	($612)	(80)%
Operating and occupancy	378	1,195	(817)	(68)%
Total	$533	$1,962	($1,426)	(73)%

G&A payroll and benefits expenses include salaries, bonuses, relocation expense, severance costs, non-cash stock option compensation expense and fringe benefits.  Included in payroll and benefits expense is a charge for non-cash stock option expense of $79,000 for the three month period ended September 30, 2010 as compared to $266,000 for the same period in the prior year.  Additionally, salaries for the three month period ended September 30, 2010 were $68,000 as compared to $307,000 for the same period in the prior year.  The decrease in salaries is primarily due to a decrease in headcount and the salary reduction program put in place in August 2009 and revised in May 2010.

G&A operating and occupancy expenses, which include expenses to operate as a public company, decreased 68% to $378,000 for the three month period ended September 30, 2010 as compared to $1.2 million for the same period in the prior year.  The decrease is primarily due to a decrease in professional services.

G&A expenses decreased 57% to approximately $1.8 million for the nine month period ended September 30, 2010 as compared to $4.1 million for the same period in the prior year.  Our primary G&A expenses for the nine month period ended September 30, 2010 and 2009 are shown in the following table (in thousands):

General and Administrative	Nine-months ended September 30, 2010	Nine-months ended September 30, 2009	Variance	Change (%)
Payroll and benefits	$460	$1,862	($1,402)	(75)%
Operating and occupancy	1,312	2,264	(952)	(42)%
Total	$1,772	$4,126	($2,354)	(57)%

Included in payroll and benefits expense is a charge for non-cash stock option expense of $230,000 for the nine month period ended September 30, 2010 as compared to $711,000 for the same period in the prior year.  Additionally, salaries for the nine month period ended September 30, 2010 were $197,000 as compared to $870,000 for the same period in the prior year.  The decrease in salaries is primarily due to a decrease in headcount and the salary reduction program put in place in August 2009 and revised in May 2010.

G&A operating and occupancy expenses decreased 42% to $1.3 million for the nine month period ended September 30, 2010 as compared to $2.3 million for the same period in the prior year.  The decrease is primarily due to a decrease in professional services and consulting expenses.

Total revenues and other income increased to $85,000 for the three month period ended September 30, 2010 as compared to zero for the same period in the prior year and increased to $138,000 for the nine month period ended September 30, 2010 as compared to $4,000 for the same period in the prior year.  The increase for the three month and nine month periods ended September 30, 2010 was primarily due to an increase of $85,000 and $138,000, respectively, in non-cash other income related to debt relief from settlements with certain vendors in the second and third quarters of 2010.

As of September 30, 2010 we had 8,930,057 shares of common stock outstanding.

Liquidity, Capital Resources and Going Concern Uncertainty

As of September 30, 2010, we had cash and cash equivalents of approximately $4.2 million as compared to $1.9 million as of December 31, 2009.  The amount of cash on hand is not sufficient to fund each of the clinical trials currently planned for our two drug candidates, Proellex and Androxal.  Based on these planned clinical trials, we will need to raise additional capital no later than the first quarter of 2011.  Our Annual Report on Form 10-K for the year ended December 31, 2009 includes an explanatory paragraph in the report of its independent registered public accounting firm that there is substantial doubt about Repros’ ability to continue as a “going concern”.  Repros also received a similar going concern opinion for the years ended December 31, 2008 and 2007.

On February 12, 2010, we entered into an Equity Distribution Agreement (the “Equity Distribution Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”), pursuant to which we may issue and sell from time to time through Ladenburg, as sales agent and/or principal, shares of our common stock having an aggregate offering price of up to $10 million (the “ATM Shares”).  As of September 30, 2010, we have sold 2,448,572 ATM Shares at a weighted average share price of $2.77, for proceeds of approximately $6.4 million, net of expenses.  Between July 1, 2010 and August 4, 2010, we have sold an aggregate of 277,164 ATM Shares at a weighted average share price of $1.51, for proceeds of approximately $401,000, net of expenses.   Pursuant to General Instruction I.B.6. of Form S-3, we may not sell more than one-third of the aggregate market value of our common stock held by non-affiliates during a period of 12 calendar months immediately prior to, and including, the date of such sale of such common stock.   Due to this limitation, we announced on August 3, 2010 that we have suspended this ATM offering of Company securities.

About Repros Therapeutics Inc.

Repros Therapeutics Inc. focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted and to determine a safe and effective dose for Proellex, maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC.® AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues and other income
Interest income	$-	$-	$-	$4
Other income	85	-	138	-
Total revenues and other income	85	-	138	4

Expenses
Research and development	736	8,282	1,950	21,765
General and administrative	533	1,962	1,772	4,126
Total expenses	1,269	10,244	3,722	25,891

Net loss	$(1,184)	$(10,244)	$(3,584)	$(25,887)

Net loss per share - basic and diluted	$(0.13)	$(2.64)	$(0.46)	$(6.77)

Weighted average shares used in loss per share calculation:
Basic	8,875	3,876	7,763	3,821
Diluted	8,875	3,876	7,763	3,821

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 30,	December 31,
	2010	2009

Cash and cash equivalents	$4,216	$1,886
Other currents assets	211	177
Fixed assets (net)	9	12
Other assets (net)	1,131	885
Total assets	$5,567	$2,960

Accounts payable and accrued
expenses	$1,354	$2,398
Stockholders' equity	4,213	562
Total liabilities and
stockholders' equity	$5,567	$2,960